EXHIBIT 4.6

AMENDMENT NO. 1 TO THE

CORONADO GLOBAL RESOURCES INC.

EMPLOYEE STOCK PURCHASE PLAN

Coronado Global Resources Inc. (the “Company”) hereby adopts this Amendment No. 1 (the “Amendment”) to the Company’s Employee Stock Purchase Plan (the “Plan”) effective as of November 18, 2023.

I.

Section 2.20 of the Plan is hereby amended in its entirety to read as follows:

“2.20         Reserved.”

II.

Section 10.2 of the Plan is hereby amended in its entirety to read as follows:

“10.2           The Company will pay the administrative costs and brokerage related fees, costs and taxes for establishing the Participants’ Accounts and holding or acquiring (but not trading or selling) CDIs. Except as provided in Section 10.2.5, a Participant who is a former Employee who wishes to continue to hold CDIs in such Participant’s Account after termination of employment must pay any administration fee and all related brokerage fees, costs or taxes associated with holding, trading or selling the CDIs in such Participant’s Account after such termination of employment. The Committee may, in its sole and absolute discretion, include a provision in the Offer Document for the applicable Offering Period requiring that CDIs purchased under the Plan during such Offering Period may not be transferred from the Participant’s Account until the end of a specified holding period determined by the Committee, as set forth in the Offer Document (such period, the “Holding Period”). If the Committee requires such a Holding Period in the Offer Document:

10.2.1          The Company may, at any time prior to the expiration of such Holding Period, place a legend or legends on any certificate or book entry notation representing CDIs acquired pursuant to this Plan that are subject to such Holding Period requesting that Computershare restrict any transfer of the CDIs;

10.2.2          Any CDIs held for the required Holding Period may be transferred out of the Participant’s Account;

10.2.3          CDIs may not be transferred from the Participant’s Account for use as collateral for a loan, unless those CDIs have been held for such Holding Period;

10.2.4          The requirements in Section 10.2.1, 10.2.2 and 10.2.3 shall apply to all CDIs purchased by the Participant under the Plan for the applicable Offering Period subject to the applicable Holding Period, whether or not the participant continues in Employee status; and

10.2.5         A Participant who is a former Employee who wishes to continue to hold CDIs in such Participant’s Account after the expiration of the Holding Period must pay any administration fee and all related brokerage fees, costs or taxes associated with holding, trading or selling the CDIs in such Participant’s Account after the end of the Holding Period.”

III.

Section 11.1 of the Plan is hereby amended in its entirety to read as follows:

“11.1     Reserved.”

IV.

Section 11.2 of the Plan is hereby amended in its entirety to read as follows:

“11.2           Notwithstanding anything in the Plan to the contrary, a Participant may withdraw all but not less than all of the Employee Contributions (but not Matching Contributions) credited to his or her Account that have not been used to purchase CDIs under the Plan at any time during a Plan Year. The Participant may make such withdrawal by delivering a withdrawal election, in the manner prescribed by the Company, to the Company. Any such withdrawal election shall take effect within 45 days after the date such election is delivered to the Company (such effective date, the “Withdrawal Date”). All of the Participant’s Employee Contributions (and excluding any Matching Contributions) credited to his or her Account which have not been used to purchase CDIs shall be paid to such Participant on or before the Withdrawal Date and such Participant will automatically forfeit his or her right to purchase CDIs for any remaining Purchase Dates during the Plan Year in which the Participant took the withdrawal. No further Employee Contributions or Matching Contributions for the purchase of CDIs shall be made during the remainder of the Plan Year in which the Participant took the withdrawal and any Matching Contributions credited to the Participant’s Account that were not used to purchase CDIs will be returned to the Company. The Participant may make an election to resume his or her participation in the Plan during the Enrollment Period for the Plan Year that begins immediately following the Plan Year in which the Participant took the withdrawal.”

Except as specifically amended herein, the Plan shall remain unchanged, and as amended herein, shall continue in full force and effect.

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